SECURITIES AND EXCHANGE COMMISSION Washington, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:	MASTER INSTITUTIONAL MONEY MARKET TRUST

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

P.O. Box 9011 Princeton, New Jersey 08543-9011

Telephone Number (including area code): (609) 282-2000

Name and Address of Agent for Service of Process:

Philip L. Kirstein P.O. Box 9011 Princeton, New Jersey 08543-9011

Mailing Address: P.O. Box 9011 Princeton, New Jersey 08543-9011

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES |X|	NO |_|

1

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Princeton and State of New Jersey on the 10th day of January, 2002.

MASTER INSTITUTIONAL MONEY MARKET TRUST

By:	/s/ TERRY K. GLENN Terry K. Glenn, President

Attest:

/s/ PHILIP S. GILLESPIE Philip S. Gillespie, Secretary

2